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                                                                      EXHIBIT 99



Analyst contact:                    Media contact:
Cherie Rice                         William J. Plunkett
(630) 218-1850                      (630) 572-8898



WASTE MANAGEMENT, INC. PRICES SHARE OFFERING

Oak Brook, Illinois, June 15,1998 -- Waste Management, Inc. today announced that the price to the public for its previously announced offering of 20 million shares of common stock will be $31.3125 per share. The offering is expected to be completed on June 19, 1998. Net proceeds to the Company of approximately $607 million will be used for repayment of borrowings under the Company's bank credit facility and for repayment of commercial paper.

Merrill Lynch Pierce Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as managers and underwriters of the offering.

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